                                      THIS DOCUMENT IS A COPY OF SC13G FILED
                                      FEBRUARY 18, 1997 PURSUANT TO RULE 201
                                      TEMPORARY HARDSHIP EXEMPTION


                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                             (Amendment No.       )*
                                            ------

                        IntelliQuest Information Group, Inc.
                        ----------------------------------
                                 (Name of Issuer)

                                   Common Stock
                        ----------------------------------
                          (Title of Class of Securities)

                                  45816 H-10-1
                        ----------------------------------
                                 (CUSIP Number)

   Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

       IN ACCORDANCE WITH RULE 201 OF REGULATION S-T, THIS SCHEDULE 13G IS BEING FILED IN PAPER PURSUANT TO A TEMPORARY HARDSHIP EXEMPTION.


                              Page 1 of  5  Pages
                                        ---

CUSIP No. 45816 H-10-1                13G                 Page  2  of  5  Pages
          ------------                                         ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Person.
     S.S. or I.R.S. Identification Nos. of Above Person

     Peter Zandan     ###-##-####
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     United States
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power                841,505
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power                841,505
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power                841,505
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power                841,505
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     841,505 shares as of December 31, 1996
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     10.4%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                                          Page  3  of  5  Pages
                                                               ---    ---

ITEM 1(A).  NAME OF ISSUER
            IntelliQuest Information Group, Inc.
-------------------------------------------------------------------------------


ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
            1250 Capital of Texas Hwy. South, Bldg 2, Plaza 1
            Austin, Texas 78746
-------------------------------------------------------------------------------


ITEM 2(A).  NAME OF PERSON(S) FILING
            Peter Zandan
-------------------------------------------------------------------------------


ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
            1250 Capital of Texas Hwy. South, Bldg 2, Plaza 1
            Austin, Texas 78746
-------------------------------------------------------------------------------


ITEM 2(C).  CITIZENSHIP
            United States of America
-------------------------------------------------------------------------------


ITEM 2(D).  TITLE OF CLASS OF SECURITIES
            Common Stock
-------------------------------------------------------------------------------


ITEM 2(E).  CUSIP NUMBER
            45816H-10-1
-------------------------------------------------------------------------------


ITEM 3.  Not applicable
-------------------------------------------------------------------------------


ITEM 4.  OWNERSHIP

    (a) Amount Beneficially Owned:
        841,505 shares of Common Stock
    ---------------------------------------------------------------------------

    (b) Percent of Class:
        10.4%/1%
    ---------------------------------------------------------------------------

    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
              841,505 shares as of December 31, 1996
              -----------------------------------------------------------------
         (ii) shared power to vote or to direct the vote
              841,505 shares as of December 31, 1996
              -----------------------------------------------------------------
        (iii) sole power to dispose or to direct the disposition of
              841,505 shares as of December 31, 1996
              -----------------------------------------------------------------
         (iv) shared power to dispose or to direct the disposition of
              841,505 shares as of December 31, 1996
              -----------------------------------------------------------------


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
         Not applicable
-------------------------------------------------------------------------------


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
         Not applicable
-------------------------------------------------------------------------------


ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
         THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
         Not applicable
-------------------------------------------------------------------------------

                                                          Page  4  of  5  Pages
                                                               ---    ---


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
         Not applicable
-------------------------------------------------------------------------------


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP
         Not applicable
-------------------------------------------------------------------------------


ITEM 10. CERTIFICATION
         Not applicable

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                February 14, 1997
                                -------------------------------------------
                                (Date)

                                /s/ PETER ZANDAN
                                -------------------------------------------
                                (Signature)

                                Peter Zandan,
                                CEO of IntelliQuest Information Group, Inc.
                                -------------------------------------------
                                (Name/Title)


                                                          Page  5  of  5  Pages
                                                               ---    ---